Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

Amyris, Inc.

Emeryville, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 1, 2019, relating to the consolidated financial statements of Amyris, Inc. as of and for the year ended December 31, 2017, which are incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Jose, CA

November 12, 2019